Exhibit 10.8

INDEMNITY DEED – OFFICERS

SILENCE THERAPEUTICS PLC

[Name of Officer]
[Address]

____ August 2020

Dear [Name of Officer],

Silence Therapeutics plc (the “Company”) and your role as an officer of the Company

You are [describe nature of the office] at the Company.  The Company has agreed to indemnify you on the terms and conditions set out in this deed of indemnity (this “Deed”).

1.	Interpretation
1.1	In this Deed:
1.1.1	any defined terms (to the extent undefined herein) shall have the meanings given to them in the articles of association (“the Articles”) of the Company;
1.1.2	any reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time;
1.1.3	unless the context otherwise requires, reference to paragraphs are to paragraphs of this Deed;
1.1.4

any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms; and

1.1.5	other and otherwise are illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding them.
2.	Indemnity
2.1

Subject to paragraph 2.2, without prejudice to any indemnity to which you may otherwise be entitled pursuant to Article 155 of the Articles or otherwise and subject to the terms of this Deed, you shall be indemnified and held harmless by the Company to the fullest extent permitted by law against all costs, charges, expenses, losses and liabilities (“Liabilities”) arising out of or in connection with any civil, criminal, regulatory or other proceeding connected with any application under section 144(3) or (4) or section 727 of the Act whether instigated, imposed or incurred under the laws of England and Wales or the laws of any other jurisdiction (“Proceedings”) which relate to any act done or omitted or alleged to be done or omitted by you whilst in the course of acting or purporting to act as a director or officer (or equivalent position under the laws of any relevant jurisdiction) of the Company and/or any associated company of the Company (as defined in section 256(b) of the Act for these purposes) (an

“Associated Company”) or which arises by virtue of you holding or having held such a position (“Claim”).
2.2	The indemnity in paragraph 2.1 shall not apply to:
2.2.1	any Liability relating to any taxation or national insurance payable by you in connection with your remuneration or other benefits received from the Company or any Associated Company;
2.2.2	the extent you are entitled to recover from any other person (including under any policy of insurance) any amount in relation to a Claim;
2.2.3

any Liability incurred by, or Claim made against, you which the board of directors of the Company (the “Board”) reasonably determines arises out of your fraud, wilful deceit, wilful misconduct, reckless conduct, dishonesty or act of bad faith (“Misconduct”), save that if a court, tribunal or regulatory authority thereafter finally determines that the relevant Liability or Claim did not arise as a result of your Misconduct, you may, by notice to the Company, request payment of such amount from the Company as the Company would have been liable to pay under this Deed had the Board not made such a determination and the Company shall make a payment to you upon satisfaction of the obligation in paragraph 2.4; or

2.2.4

any Claim initiated by you, including any Claim initiated by you against the Company or an Associated Company or any of their respective directors, officers, employees or other indemnified persons, unless the Board has authorised the Claim prior to its initiation.

2.3	References in paragraph 2.1 to acts or omissions are to acts or omissions made or omitted to be made before, on or after the date of this Deed, however:
2.3.1

if a company ceases to be an Associated Company after the date of this Deed, the Company shall only be liable to indemnify you in respect of Liabilities arising from acts done or omitted or alleged to be done or omitted in relation to that company before the date on which the company ceased to be an Associated Company; and

2.3.2

you, as an officer (or equivalent position under the laws of any relevant jurisdiction) of any company which becomes an Associated Company after the date of this Deed, shall be indemnified only in respect of Liabilities arising from acts done or omitted or alleged to be done or omitted after the date on which that company becomes an Associated Company.

2.4

The Company’s obligation to make any payment to you under paragraph 2.1 depends on you having made an application in writing to the Company supported by such documentation and evidence which, in the reasonable opinion of the Board, is satisfactory to prove that:

2.4.1	the Liability suffered or incurred by you and of the date(s) on which it was suffered or incurred and that it falls within the scope of the indemnity given in paragraph 2.1; and

2.4.2	any costs and expenses of any third party (including legal costs) which are to be reimbursed by the Company in accordance with paragraph 2.1 were properly incurred and reasonable in amount,

and to the extent that the Company is satisfied that these conditions have been fulfilled, the Company shall make payment to you within 20 Business Days (being a day that is not a Saturday or Sunday or a public holiday in England) of receipt of such application.

3.	Defence Costs
3.1

Without prejudice to the generality of the indemnity set out in paragraph 2.1 of this Deed, and subject to the remainder of this paragraph 3, the Company agrees to fund such amounts as are required to meet such legal and other reasonable costs and expenses incurred by you in connection with any Claims.

3.2

Any request for funding under this paragraph shall be made by you to the Company and made subject to such conditions as the Board thinks fit.  The Company shall provide the relevant funding within fourteen days of receipt of any such written request.

3.3

The Company shall not be required to pay any amounts due under paragraph 3.1, and any amounts paid shall become immediately repayable upon demand from the Company, to the extent that the Board reasonably determines that the relevant Proceedings arose out of your Misconduct.

3.4

The Company shall not be required to fund any legal or other costs and expenses incurred by you in respect of any Claims initiated by you, including any Claim initiated by you against the Company or an Associated Company or any of their respective directors, officers, employees or other indemnified persons, unless the Board has authorised the Claim prior to its initiation.

4.	Directors’ and Officers’ Liability Insurance

The Company shall use all reasonable endeavours to provide and maintain appropriate directors’ and officers’ liability insurance (including ensuring that premiums are properly paid) for your benefit for so long as any Claims may lawfully be brought against you.

5.	Notification and Conduct
5.1

If you receive any demand relating to a Claim or become aware of any circumstances which might or may be reasonably expected to give rise to the Company being required to indemnify you pursuant to this Deed and before incurring any costs, charges or expenses in respect of any Claim (including securing legal representation), you shall:

5.1.1	as soon as reasonably practicable, give written notice of the circumstances to the Company, as well as any other information which the Company may reasonably request from time to time;
5.1.2

take all reasonable actions to mitigate any Liability you suffer in respect of the circumstances giving rise to the Claim (including any action that the Company may reasonably request to avoid, dispute, resist, appeal or defend any Claim and shall not make any admission of liability, agreement or compromise with any person in relation to any Claim without the prior written consent of the Company);
5.1.3	forward all documents you receive in respect of such Claim to the Company as soon as reasonably practical following receipt;
5.1.4	assist the Company as it may reasonably require in resisting, defending or settling the Claim; and
5.1.5	provide to the Company all such information in relation to any Claim or Liabilities as the Company may reasonably request, and take all such action as the Company may reasonably request.
5.2

Notwithstanding the provisions of paragraph 5.1, you shall not be required to provide any document or information to the Company where doing so would result in a loss of privilege in that document or information.

5.3

The Company or an Associated Company (as the case may be) will be entitled to take over, negotiate and conduct in your name the defence to or settlement of any Claim or to prosecute in your name for its own behalf any proceedings relating to a Claim.

5.4	If the Company or an Associated Company exercises its right pursuant to paragraph 5.3, the Company or relevant Associated Company shall:
5.4.1

consult with you in relation to the conduct of the Claim or Proceedings on aspects of the Claim or Proceedings materially relevant to you and keep you reasonably informed of material developments in the Claim or Proceedings, provided that the Company or Associated Company shall be under no obligation to provide any information the provision of which is reasonably likely to adversely affect the ability of the Company or an Associated Company to claim in respect of the relevant loss under any applicable policy of insurance;

5.4.2	take into account your reasonable requests relating to the Claim or Proceedings (including any settlement) on issues which may be reasonably likely to result in material damage to your reputation; and
5.4.3

have full discretion in the conduct or settlement of the Claim or Proceedings relating to such Claim provided you are not required to make any contribution to the settlement and the settlement contains no admission of liability by you.

5.5	The Company’s obligations owed to you under this Deed (including the obligation to indemnify you in paragraph 2.1) is conditional upon your compliance with the provisions of this paragraph 5.
6.	Miscellaneous
6.1	Effect of Ceasing to be an Officer of the Company or any Associated Company

In the event that you cease to be an officer (or equivalent position under the laws of any relevant jurisdiction) of the Company or any Associated Company, this Deed shall remain in force and you will continue to be indemnified in accordance with the terms and conditions of this Deed, until such time as any relevant limitation periods for bringing Claims against you have expired, or for so long as you remain liable for any Liabilities, notwithstanding that you may have ceased to be an officer (or equivalent position under the laws of any relevant jurisdiction) of the Company or any Associated Company.

6.2	Payments

The Company shall, in the event that a payment is made to you under this Deed in respect of a particular Liability, be entitled to recover from you an amount equal to any payment received by you under any policy of insurance or from any other third party source to the extent that such payment relates to the Liability, or if the payment received by you is greater than the payment made under this Deed, a sum equal to the payment made under this Deed. You shall pay over such sum promptly on the Company’s request.

6.3	Taxation

The Company shall pay such amount to you as shall after the payment of any tax thereon leave you with sufficient funds to meet any Liability to which this Deed applies.  For the avoidance of doubt, when calculating the amount of any such tax the amount of any tax deductions, credits or reliefs which are or may be available to you in respect of the relevant payment under this Deed received by you or any payment made by you to a third party in respect of the relevant Liability will be taken into account.  In the event that any amount is paid to you under this Deed but a tax deduction, credit or relief is or becomes available to you in respect of the relevant payment or any payment made by you to a third party in respect of the relevant Liability which was not taken into account in calculating the amount payable in respect of the relevant payment under this Deed, you shall make a payment to the Company of such an amount as is equal to the benefit of such deduction, credit or relief which was not taken into account.

6.4	No Double Recovery

You shall not be entitled to recover any Liability more than once and in the event that the Company makes payment under this Deed, the Company shall be subrogated to the extent of such payment to all of your rights of recovery against third parties (including any claim under any applicable directors’ and officers’ insurance policy) in respect of the payment and you shall do everything that may be necessary to secure any such rights including:

6.4.1	the execution of any documents necessary to enable the Company effectively to bring an action in your name; and
6.4.2	the provision of assistance as a witness.
6.5	Assignment

The Company may at any time assign, mortgage, charge, subcontract, delegate, declare a trust over or deal in any other manner with any or all of its rights under this Deed, provided that it gives notice of such dealing to you. You shall not assign, transfer, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any of your rights and obligations under this Deed.

6.6	Entire Agreement

This Deed constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

6.7	Severance

If any provision or part-provision of this Deed is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this paragraph 6.7 shall not affect the validity and enforceability of the rest of this Deed. If one party gives notice to the other of the possibility that any provision or part-provision of this Deed is invalid, illegal or unenforceable, the parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.

6.8	Notices and Demands
6.8.1	Any notice or demand given to a party under or in connection with this Deed:
6.8.1.1	shall be in writing and in English;
6.8.1.2	shall be signed by or on behalf of the party giving it;
6.8.1.3	shall be sent by a method listed in paragraph 6.8.2; and
6.8.1.4	is deemed received as set out in paragraph 6.8.2 if prepared and sent in accordance with this paragraph.
6.8.2

This paragraph 6.8.2 sets out the delivery methods for sending a notice to a party under this Deed and, for each delivery method, the date and time when the notice is deemed to have been received (provided that all other requirements of this paragraph have been satisfied and subject to the provisions in paragraph 6.8.3):

(a)	if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the address;
(b)	if sent by pre-paid first class post or other next working day delivery service, at the time recorded by the delivery service; or
(c)	if sent by pre-paid airmail, at the time recorded by the delivery service.
6.8.3

If deemed receipt under paragraph 6.8.2 would occur outside business hours in the place of receipt, it shall be deferred until business hours resume. In this paragraph, business hours means 9.00 a.m. to 5.00 p.m. Monday to Friday on a day that is not a public holiday in the place of receipt.

6.8.4	This paragraph 6.8 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.
6.9	Variation
6.9.1	No variation of this Deed shall be effective unless it is in writing and signed by the parties (or their authorised representatives).
6.9.2

No failure or delay by a party to exercise any right or remedy provided under this Deed or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

6.10	Counterparts
6.10.1

This Deed may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one deed.

6.10.2

Transmission of an executed counterpart of this Deed (but for the avoidance of doubt not just a signature page) by email (in PDF, JPEG or other agreed format), shall take effect as delivery of an executed counterpart of this Deed.

6.10.3	No counterpart shall be effective until each party has executed and delivered at least one counterpart.
6.11	Third Party Rights

Unless this Deed expressly states otherwise, this Deed does not confer any rights on any person or party (other than the parties to this Deed and any Associated Company) pursuant to the Contracts (Rights of Third Parties) Act 1999.

6.12	Governing Law and Jurisdiction
6.12.1

This Deed and any dispute or claim arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

6.12.2

You and the Company irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Deed or its subject matter or formation (including non-contractual disputes or claims).

[Deliberately left blank, signature page to follow.]

IN WITNESS WHEREOF, this Deed has been executed as a deed by the Company and you on the day and year first above written.

EXECUTED as a DEED by SILENCE THERAPEUTICS PLC acting by [Name of Director], a director and [Name of Director], a director
Director

Director

EXECUTED as a DEED and delivered by
[Name of Officer]

In the presence of:

Witness signature:

Name:

Address:

Occupation: